.
R:\98R\15962.DOC

                    Entertainment Quota Share
                      Reinsurance Contract
                    Effective:  March 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company, or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder























                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431


                        Table of Contents


Article                                                      Page

     I    Business Reinsured                                   3
    II    Commencement and Termination                         4
   III    Territory (BRMA 51D)                                 4
    IV    Exclusions                                           4
     V    Retention and Limit                                  5
    VI    Other Reinsurance                                    6
   VII    Loss in Excess of Policy Limits/ECO                  6
  VIII    Definitions                                          6
    IX    Claims and Loss Adjustment Expense                   8
     X    Salvage and Subrogation                              8
    XI    Original Conditions (BRMA 37B)                       8
   XII    Commission (BRMA 10A)                                9
  XIII    Contingent Commission                                9
   XIV    Reports and Remittances                             10
    XV    Late Payments                                       11
   XVI    Offset (BRMA 36C)                                   12
  XVII    Access to Records (BRMA 1D)                         12
 XVIII    Errors and Omissions (BRMA 14F)                     12
   XIX    Currency (BRMA 12A)                                 13
    XX    Taxes (BRMA 50C)                                    13
   XXI    Federal Excise Tax (BRMA 17A)                       13
  XXII    Unauthorized Reinsurers                             13
 XXIII    Insolvency                                          15
  XXIV    Arbitration                                         16
   XXV    Service of Suit (BRMA 49C)                          17
  XXVI    Agency Agreement                                    17
 XXVII    Intermediary (BRMA 23A)                             17







                    Entertainment Quota Share
                      Reinsurance Contract
                    Effective:  March 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                           Company, or
           Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
             Interests and Liabilities Agreement(s)
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Article I - Business Reinsured

A. By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's net liability under policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed on or after the effective date hereof, and classified by the Company as Entertainment Industry Insurance including but not limited to Negative Film, Faulty Stock/Camera, Props, Sets and Wardrobe, Producers Liability, Third Party Property Damage, Extra Expense and Broad Form All Risks Extra Expense, Office Contents, Automobile Physical Damage, Money and Securities, Miscellaneous Equipment, all types of Cast Insurance, Event Cancellation, Non-Appearance and Other Contingency Coverages, and Other Property Floater Coverages.

B. "Net liability" as used herein is defined as the Company's gross liability remaining after cessions, if any, to other pro rata reinsurers.

C. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.


Article II - Commencement and Termination

A. This Contract shall become effective on March 1, 1998, with respect to occurrences arising out of loss events commencing on or after that date, and shall continue in force thereafter until terminated. In the event renewal negotiations are not completed by any June 30, at the Company's option, this Contract shall continue in force through the following September 30, and any notices of cancellation issued by either the Company or Reinsurer shall also be extended through that following September 30.

B. Either party may terminate this Contract on any June 30 by giving the other party not less than 90 days prior notice by certified mail.

C. Except as provided in paragraph D below, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until termination, cancellation or next premium anniversary of such business, whichever first occurs, following the effective date of termination. However, these limitations shall not apply to any Extended Discovery Endorsement provisions or policies.

D. Notwithstanding the provisions of paragraph C above, the Company shall have the option of reassuming the unexpired liability of the Reinsurer hereunder on business in force on the effective date of termination, in which event the Reinsurer shall not be liable for claims made or losses arising out of loss events commencing after that date. As respects policies providing an aggregate limit of liability which are in force on the effective date of termination, the Reinsurer shall be liable for the entire aggregate loss under such policies if the inception date of the policy period falls on or before the effective date of termination, as respects policies written on an occurrence basis, or if the first claim is made on or before the effective date of termination as respects policies written on a claims made basis.


Article III - Territory (BRMA 51D)

This Contract shall be worldwide in its geographical scope.


Article IV - Exclusions

This Contract does not apply to and specifically excludes the following:

      1.   Financial guarantee and insolvency.

      2.   War as set out below:

          a. In those cases where the original policy contains a standard "War Exclusion Clause," this Contract shall follow the wording of the original policy.

          b. In those cases where the original policy does not contain a standard "War Exclusion Clause" no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law, or confiscation by order of any government or public authority, but such exclusion shall not apply to business classified by the Company as Third Party Property Damage. Nevertheless, this clause shall not be construed to apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism or malicious damage, or to acts committed by agents of any government, party or faction engaged in war, hostilities or other warlike operations, provided such agents are acting secretly and not in connection with any operations of armed forces (whether military, naval or air forces) in the country where the interests insured are situated.

      3. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)," the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)," the "Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)" and the "Nuclear Incident Exclusion Clause - Liability - Reinsurance (Canada)" attached to and forming part of this Contract.

      4.   Nuclear Energy Risks as defined in "Nuclear Energy
      Risks Exclusion Clause (Reinsurance) (1994) (Worldwide excluding U.S.A. & Canada) - NMA 1975a" attached to and forming part of this Contract.

      5. All liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      6. Loss or liability excluded under the provisions of the "Pools, Associations and Syndicates Exclusion Clause" attached to and forming part of this Contract.

      7. Seepage and pollution as per the original policies where legal, approved and applicable.


Article V - Retention and Limit

A. As respects business subject to this Contract, the Company shall retain and be liable for 25.0% of its net liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 75.0% of the Company's net liability.

B. The Company shall purchase or be deemed to have purchased inuring excess reinsurance to limit its loss subject hereto from any one coverage, any one policy (inclusive of loss in excess of policy limits and extra contractual obligations) to $10,000,000.


Article VI - Other Reinsurance

The Company shall be permitted, but not required (except as provided in paragraph B of Article V), to purchase other reinsurance on business subject to this Contract. Premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company's available capacity shall be deducted in determining subject premium hereunder.


Article VII - Loss in Excess of Policy Limits/ECO

A. In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, 90.0% of the loss in excess of policy limits and/or 90.0% of the extra contractual obligations shall be added to the Company's loss, if any, under the policy involved, and the sum thereof (not exceeding, however, $10,000,000) shall be subject to the provisions of the Article V.

B. Any loss in excess of policy limits or extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C. Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.


Article VIII - Definitions

A. The term "loss event" as used herein shall mean an accident, occurrence, claim made, loss discovered or any other circumstance that triggers coverage as provided, defined, or interpreted in the Company's original policies, however:

      1. Where the Company's policy provides for an aggregate limit of liability, the term "loss event" shall mean all losses subject to that aggregate limit, each aggregate period. For purposes of this Contract, the date of loss for purposes of this reinsurance will be the inception date of each aggregate period, as respects policies written on an occurrence basis and the date the first claim is made as respects policies written on a claims made basis. Nevertheless, the Company may extract from any aggregate "loss event" a single loss so it may be combined with losses from other policies and submitted as a single "loss event."

           In the event the Company's losses arising out of a single "loss event" involve policies providing different types of coverage such as an occurrence and a claims made policy, all losses can be combined and submitted as a single "loss event" utilizing the occurrence date of loss for the purpose of reinsurance coverage. In the event the Company's losses arising out of a single "loss event" involve multiple claims made policies, all losses can be combined and submitted as a single "loss event" utilizing the date the first claim is made for the purpose of reinsurance coverage.

      2. As respects policies written on a claims made basis, the date of loss shall be the date the claim is made under the original policy. As respects any extended reporting or discovery period provisions under a claims made policy subject hereto, it is understood and agreed that the following shall apply:

          a. Claims made against and/or reported to the Company during the extended reporting discovery period shall be deemed to have occurred on the last full day of the applicable policy period;

          b. If the Company issues a separate policy and/or reinstates the aggregate limit provided under a policy, premium and losses during the period to which said separate policy and/or reinstated limit applies may, at the time of issuance and at the Company's option, be allocated to (i) the reinsurance contract which is in effect at the effective date of said separate policy and/or at the beginning of the period to which the reinstated limit applies, or (ii) the reinsurance contract which was in effect at the effective date of the original policy. If the Company elects (i), said losses shall be subject to a separate retention and limit (as specified in Article V) from that of the original policy period.

B. "Loss adjustment expense" shall mean expenses assignable to the investigation, defense and/or settlement of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; and
   3) declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss adjustment expense shall not include office expenses or salaries of the Company's regular employees, except that assigned outside costs of the Company's salaried adjusters shall be included.

   With respect to legal expenses and costs incurred in direct connection with declaratory judgment actions brought to resolve policy language coverage disputes between the Company and its insured, such loss adjustment expense shall, for purposes of this Contract, not exceed an amount equal to the applicable limit of the policy or policies involved unless agreed to by the Reinsurer.


Article IX - Claims and Loss Adjustment Expense

A. Losses shall be reported by the Company in summary form as hereinafter provided, but the Company shall notify the Reinsurer immediately when a specific case involves unusual circumstances or large loss possibilities. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B. All loss settlements made by the Company, provided they are within the terms of the original policies (other than extra contractual obligations and loss in excess of policy limits), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XIV. It is agreed, however, that if the Reinsurer's share of any loss is equal to or greater than $375,000, the Reinsurer will pay its share of said loss as promptly as possible after receipt of reasonable evidence of the amount paid by the Company.

C. In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expenses incurred by the Company in connection therewith, and shall be credited with its proportionate share of any recoveries of such expense.


Article X - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article XI - Original Conditions (BRMA 37B)

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XII - Commission (BRMA 10A)

A. The Reinsurer shall allow the Company a 35.0% commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.


Article XIII - Contingent Commission

A. The Reinsurer shall pay the Company a contingent commission equal to 25.0% of the net profit, if any, accruing to the Reinsurer during each accounting period defined herein. The first accounting period shall be from the effective date of this Contract through June 30, 2001, and each subsequent 36-month period shall be a separate accounting period. However, if this Contract is terminated, the final accounting period shall be from the beginning of the then current accounting period through the date of termination if this Contract is terminated on a "cutoff" basis, or the end of the runoff period if this Contract is terminated on a "runoff" basis.

B. The Reinsurer's net profit for each accounting period shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

      1.   Premiums earned for the accounting period; less

      2. Ceding commission allowed the Company on premiums earned for the accounting period; less

      3. Expenses incurred by the Reinsurer at 15.0% of premiums earned for the accounting period; less

      4.   Losses incurred for the accounting period.

C. The Company shall calculate and report the Reinsurer's net profit within 60 days after the end of each contract year within each accounting period, within 60 days after the end of each accounting period, and within 60 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the accounting period through the date of calculation, including the Reinsurer's net loss, if any, from the immediately preceding accounting period. As respects the initial calculation referred to above, any contingent commission shown to be due the Company shall be paid by the Reinsurer as promptly as possible after receipt and verification of the Company's report. As respects each subsequent calculation, any additional contingent commission shown to be due the Company shall be paid by the Reinsurer as promptly as possible after receipt and verification of the Company's report. Any return contingent commission shown to be due the Reinsurer shall be paid by the Company with its report.

D. "Premiums earned" as used herein shall mean ceded unearned premiums at the beginning of the accounting period, plus ceded net written premiums during the period, less ceded unearned premiums at the end of the period.

E. "Losses incurred" as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects occurrences arising out of loss events commencing during the accounting period under consideration.

F. "Contract year" as used herein shall mean the period from March 1, 1998, to June 30, 1999, both days inclusive, and each respective twelve-month period thereafter that this Contract continues in force.


Article XIV - Reports and Remittances

A. Within 45 days after the end of each contract quarter, the Company shall report to the Reinsurer:

      1.   Ceded net written premium for the quarter;

      2.   Commission thereon;

      3. Ceded losses and loss adjustment expense paid during the quarter (net of any recoveries during the month under the "cash call" provisions of Article VIII);

      4. Ceded unearned premiums and ceded outstanding loss reserves as of the end of the quarter.

   The positive balance of (1) less (2) less (3) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's report.

B. Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.

C "Contract quarter" as used herein shall mean the period from March 1, 1998, to June 30, 1998, both days inclusive, and each respective twelve-month period thereafter that this Contract continues in force.


Article XV - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in
   Article XXVI (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

      1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

      2.   1/365th of the six-month (or nearest thereto) U.S.
      Treasury Bill rate, as quoted in The Wall Street Journal on the first business day of the month for which the calculation is being made; times

      3.   The amount past due, including accrued interest.

   It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

      1. As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

      2. Any "cash call" payment due the Company in accordance with paragraph B of Article VIII shall be deemed due
      10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

      3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be deemed as 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

   For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting
   1) a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit; or 2) either party from contesting the validity of any payment, or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XVI - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XVII - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XVIII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XIX - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States
   Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


Article XX - Taxes (BRMA 50C)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.


Article XXI - Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise
Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.


Article XXII - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded United States unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.   Escrow accounts for the benefit of the Company;
      and/or

      3.   Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. If the Reinsurer is unauthorized in any province or
   jurisdiction of Canada, the Reinsurer agrees to fund 115% of its share of the Company's ceded Canadian unearned premium and outstanding loss and loss adjustment expense reserves
   (including incurred but not reported loss reserves) by:

      1. A clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

      2. Cash advances for the remaining balance of the funding required;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

C. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(2) or C(4), or in the case of C(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XXIII - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XXIV - Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at Woodland
   Hills, California, unless otherwise mutually agreed.

F. It is agreed that the jurisdiction of the Arbiters to make or render any decision or award shall be limited by the limit of liability expressly hereinbefore set forth, and that the Arbiters shall have no jurisdiction to make any decision or render any award exceeding such expressly stated limit of liability of the Reinsurer, nor do they have the jurisdiction to authorize any punitive, exemplary or consequential damage awards between the parties hereto.


Article XXV - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXVI - Agency Agreement

Associated International Insurance Company shall be deemed the agent of the reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXVII - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

New York, New York,this _________ day of _________________ 199___.

                __________________________________________________
                Associated International Insurance Company
                Calvert Insurance Company